EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF

October 7, 2003

AMONG

STAGE STORES, INC.

SPECIALTY RETAILERS (TX) LP

STAGE ACQUISITION CORPORATION

AND

PHC RETAIL HOLDING COMPANY

table of contents                                                                                                                Page

ARTICLE I THE MERGER                                                                                                  2

1.1 The Merger                                                                                                                      2

1.2 Closing                                                                                                                             2

1.3 Effective Time                                                                                                                   2

1.4 Effects of the Merger                                                                                                         3

1.5 Certificate of Incorporation                                                                                                3

1.6 Bylaws                                                                                                                              3

1.7 Officers and Directors of Surviving Corporation                                                                 3

1.8 Additional Mergers                                                                                                            3

1.9 Company Action                                                                                                                4

1.10 Parent Action                                                                                                                   4

ARTICLE II MERGER CONSIDERATION; CONVERSION OF SHARES AND

EXCHANGE OF CERTIFICATES                                                                                         4

2.1 Merger Consideration; Repayment Or Refinancing Of Debt; Employee Payments                 4

2.2 Effect on Company Common Stock                                                                                     4

2.3 Dissenting Shares                                                                                                                 5

2.4 Vested Stock Options                                                                                                          5

2.5 Certain Adjustments                                                                                                             6

2.6 Paying Agent; Paying Agent Agreement; Paying Agent Schedule                                            6

2.7 Exchange Fund                                                                                                                     6

2.8 Exchange Procedures                                                                                                            6

2.9 No Further Ownership Rights in Company Common Stock                                                    7

2.10 Termination of Exchange Fund                                                                                             7

2.11 No Liability                                                                                                                          7

2.12 Investment of the Exchange Fund                                                                                          7

2.13 Lost Certificates                                                                                                                    7

2.14 Withholding Rights                                                                                                                 7

2.15 Further Assurances                                                                                                                8

2.16 Stock Transfer Books                                                                                                            8

TABLE OF CONTENTS

(continued)                                                                                                                                    Page

ARTICLE III REPRESENTATIONS AND WARRANTIES                                                         8

3.1 Representations and Warranties of Company                                                                             8

3.2 Representations and Warranties of Parent and Purchaser                                                            24

3.3 Representations and Warranties of Parent, Purchaser and Merger Sub                                        26

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS                                  26

4.1 Conduct of Business of Company and Subsidiaries Pending the Merger                                       26

4.2 Conduct of Business of Parent Pending the Merger                                                                      29

4.3 Operational Matters                                                                                                                    29

ARTICLE V ADDITIONAL AGREEMENTS                                                                                 29

5.1 Shareholder Vote                                                                                                                        29

5.2 Access to Information                                                                                                                  30

5.3 Reasonable Best Efforts                                                                                                               30

5.4 No Solicitation of Transactions                                                                                                     31

5.5 Employee Benefit Matters                                                                                                             31

5.6 Directors' and Officers' Indemnification and Insurance                                                                    35

5.7 Notification of Certain Matters                                                                                                       36

5.8 Public Announcements                                                                                                                   36

ARTICLE VI CONDITIONS PRECEDENT                                                                                      36

6.1 Conditions to Each Party's Obligation to Effect the Merger                                                              36

6.2 Additional Conditions to Obligations of the Parent, Purchaser and Merger Sub                                37

6.3 Additional Conditions to Obligations of Company                                                                            38

ARTICLE VII TERMINATION AND AMENDMENT                                                                       38

7.1 Termination                                                                                                                                     38

7.2 Effect of Termination                                                                                                                        39

7.3 Fees and Expenses                                                                                                                           39

ARTICLE VIII GENERAL PROVISIONS                                                                                            39

8.1 Non-Survival of Representations, Warranties and Agreements                                                            39

8.2 Notices                                                                                                                                             39

8.3 Interpretation                                                                                                                                     40

8.4 Counterparts                                                                                                                                      40

8.5 Entire Agreement; No Third Party Beneficiaries                                                                                   41

8.6 Governing Law                                                                                                                                   41

8.7 Severability                                                                                                                                         41

8.8 Amendment                                                                                                                                         41

8.9 Extension; Waiver                                                                                                                                41

8.10 Assignment                                                                                                                                         41

8.11 Enforcement                                                                                                                                       42

8.12 Definitions                                                                                                                                           42

EXHIBITS

Exhibit A Kelso Agreement

Exhibit B Employment Agreement

Exhibit C Mutual Release

Exhibit D E&Y Letter

Exhibit E Paying Agent Agreement

SCHEDULES

Schedule 2.2(b) - Equity Value Per Share Sample Calculation

Schedule 3.1(a) - Subsidiaries of the Company

Schedule 3.1(b)(i) - Company Common Stock Holders

Schedule 3.1(b)(ii) - Company Stock Option Holders

Schedule 3.1(c) - Violations

Schedule 3.1(d) - Liabilities and Obligations

Schedule 3.1(d)(iv) - Management Letters

Schedule 3.1(f) - Litigation

Schedule 3.1(g) - Ordinary Course Business Operation

Schedule 3.1(h) - Environmental Matters

Schedule 3.1(i) - Intellectual Property

Schedule 3.1(k) - Taxes

Schedule 3.1(l) - Certain Contracts

Schedule 3.1(m) - Employee Benefit Plans

Schedule 3.1(m)(iv) - ERISA or COBRA Plans

Schedule 3.1(m)(v) - Section 280G Benefit Plans

Schedule 3.1(o) - Severance, Termination and Change in Control Agreement Payments

Schedule 3.1(p) - Company and Subsidiary Officers and Directors

Schedule 3.1(q)(i) - Company Voting Common Stock

Schedule 3.1(q)(ii) - Company Non-Voting Common Stock

Schedule 3.1(r) - Insurance

Schedule 3.1(s)(i) - Owned Real Property

Schedule 3.1(s)(ii) - Leased Real Property and Other Leases

Schedule 3.1(t)(i) - Owned Personal Property

Schedule 3.1(t)(ii) - Leased Personal Property

Schedule 3.1(u) - Company Non-Contravention

Schedule 3.1(v) - Accounts Receivable

Schedule 3.1(w) - Inventories

Schedule 3.1(x) - Suppliers

Schedule 3.1(aa) - Financial Controls

Schedule 3.1(bb) - Loans to Executives and Directors

Schedule 3.1(dd) - Capital Expenditures

Schedule 4.1 - Conduct of Business of Company and Subsidiaries Pending the Merger

Schedule 4.1(i) - Compensation, Benefits, Severance, Employment Agreements etc.

Schedule 4.2 - Conduct of Business of Parent Pending the Merger

Schedule 5.5(e) - Participants in the Supplemental Retirement Plans

Schedule 5.5(f) - Split Dollar Life Insurance

Schedule 5.5(g) - Cash Payment Rights Waived and Lump Sum Replacement Payments

Schedule 5.5(h)(i) - "2X" Employment Agreements

Schedule 5.5(h)(ii) - "1X" Change in Control Agreements

Schedule 5.5(m) - Community Pledges

Schedule 5.5(n) - Merger Completion Bonuses

Schedule 8.12(p) - Specified Company Expenses

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of October 7, 2003 by and among Stage Stores, Inc., a Nevada corporation (the "Parent"), Specialty Retailers (TX) LP, a Texas limited partnership and a wholly owned subsidiary of the Parent (the "Purchaser"), Stage Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Purchaser (the "Merger Sub"), and PHC Retail Holding Company, a Delaware corporation (the "Company").

WITNESSETH:

WHEREAS, the respective Boards of Directors of the Company and the Parent deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the acquisition of the Company by the Purchaser on the terms and subject to the conditions of this Agreement;

WHEREAS, the acquisition of the Company by the Purchaser shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, the Parent and the Merger Sub and the general partner of the Purchaser have approved or adopted this Agreement, pursuant to which the Merger Sub will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. (the "Kelso Entities"), which collectively own approximately 95% of the voting common stock, par value $0.01 per share, of the Company (the "Company Voting Common Stock"), have entered into an agreement with the Parent, Purchaser and Merger Sub, dated as of the date hereof (the "Kelso Agreement"), in the form attached hereto as Exhibit A pursuant to which the Kelso Entities have agreed to vote such shares to approve this Agreement and the Merger at the shareholders meeting to be called to approve this Agreement and the Merger;

WHEREAS, as a condition and as an inducement to the Parent's willingness to enter into this Agreement, the Parent and certain key employees of the Company have entered into employment agreements, dated as of the date hereof (the "Employment Agreements") in the form attached hereto as Exhibit B that are subject to, and effective upon, consummation of the Merger;

WHEREAS, as a condition and as an inducement to the Parent's willingness to enter into this Agreement, the Company, the Company's wholly owned Subsidiary Peebles Inc., a Virginia corporation ("Peebles") and certain key employees of the Company and Peebles have entered into Benefit Termination Agreements, dated as of the date hereof (the "Benefit Termination Agreements") that are subject to, and effective upon, consummation of the Merger;

WHEREAS, as a condition and as an inducement to the Parent's willingness to enter into this Agreement, the Kelso Entities, together with Kelso & Company, L.P. ("Kelso"), an affiliate of the Kelso Entities, and the Company have executed a mutual release, dated as of the date hereof (the "Mutual Release"), whereby they release each other from any and all rights and obligations they may have to, or claims that may have against, each other including but not limited to those related to a letter agreement dated June 9, 1995 between Kelso and Peebles; such Mutual Release is in the form attached hereto as Exhibit C and is subject to, and effective upon, consummation of the Merger; and

WHEREAS, as a condition and as an inducement to the Parent's willingness to enter into this Agreement, Ernst & Young LLP ("E&Y"), the independent auditor of Peebles, has delivered a letter to the Parent, dated as of the date hereof (the "E&Y Letter"), in the form attached hereto as Exhibit D, whereby E&Y agrees that in future periods, if they are requested by the Parent to (1) reissue their opinion or consent to the inclusion or incorporation by reference of such opinion on the annual financial statements of Peebles that they previously reported on that are required to be filed as an exhibit to a filing required to be made by the Parent under the Securities Exchange Act of 1934 or the Securities Exchange Act of 1933, each as amended, or (2) provide a letter to underwriters in connection with a future offering of securities by the Parent, they will consider, at the time of such request, accepting such an engagement based on professional standards and their Firm policies and procedures in effect at the time.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

  THE MERGER

            1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "GCL"), the Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

            1.2    Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the later of (a) November 3, 2003, or (b) the first Business Day (as defined in Section 8.12) after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable law) on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of the Parent in Houston, Texas unless another place is agreed to in writing by the parties hereto.

            1.3    Effective Time. At the Closing, the parties shall file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the GCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as the Purchaser and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

            1.4    Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

            1.5    Certificate of Incorporation. The Certificate of Incorporation of the Company, in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated to read in its entirety as the Certificate of Incorporation of the Merger Sub immediately prior to the Effective Time.

            1.6    Bylaws. The Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended or repealed as provided therein. At the Effective Time, the Bylaws of the Company shall be amended and restated to read in its entirety as the Bylaws of the Merger Sub immediately prior to the Effective Time.

            1.7    Officers and Directors of Surviving Corporation. The officers and directors of the Merger Sub as of the Effective Time shall be the officers and directors of the Surviving Corporation, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be.

            1.8    Additional Mergers. It is contemplated that shortly after the Effective Time the following additional mergers may take place in the following order:

      Ira A. Watson Co., a Delaware corporation ("Watson") and a 100% owned subsidiary of Peebles, will be merged into Peebles with Peebles being the surviving corporation;.

      Peebles will be merged into a transitory Delaware corporation 100% owned by the Purchaser with the transitory Delaware corporation being the surviving corporation; and

      The Surviving Corporation and the transitory Delaware corporation will be merged into the Purchaser with the Purchaser being the surviving entity.

    In such event, all the property, rights, privileges, powers and franchises of Watson, Peebles and the Surviving Corporation shall be vested in the Purchaser, and all debts, liabilities and duties of Watson, Peebles and the Surviving Corporation shall be the debts, liabilities and duties of the Purchaser. Furthermore, all rights and obligations of the Surviving Corporation as set forth in this Agreement shall become rights and obligations of the Purchaser.

            1.9    Company Action. The Company represents to the Parent and the Purchaser that its Board of Directors has voted (a) to adopt this Agreement and authorize the Merger and the other transactions contemplated by this Agreement, and (b) to recommend the adoption of this Agreement and the authorization of the Merger and the other transactions contemplated by this Agreement to the shareholders of the Company at a meeting of those shareholders to be held as specified in Section 5.1 (the "Shareholder Meeting").

            1.10    Parent Action. The Parent represents to the Company that its Board of Directors has voted to adopt this Agreement and authorize the Merger and the other transactions contemplated by this Agreement. The Parent hereby guarantees all obligations of the Purchaser and Merger Sub under this Agreement.

ARTICLE II
MERGER CONSIDERATION; CONVERSION OF SHARES
AND EXCHANGE OF CERTIFICATES

            2.1    Merger Consideration; Repayment Or Refinancing Of Debt; Employee Payments.

      Merger Consideration. The aggregate consideration to be paid in immediately available funds at Closing by the Parent or the Purchaser to the Paying Agent (as defined below) for the benefit of the holders of the Company Common Stock (as defined in Section 8.12) in this transaction shall be as set forth in Section 2.2(b)(the "Merger Consideration").

      Payment on Vested Stock Options. In addition to the Merger Consideration, the Parent or Purchaser shall cause the Surviving Corporation to make the payments to holders of Vested Stock Options described in Section 2.4, subject to applicable withholding requirements.

      Repayment or Refinancing of Debt. In addition to the Merger Consideration, the Parent shall repay or refinance any debt related to the Company and its Subsidiaries' existing working capital facility with Fleet Retail Finance Inc., as agent for certain lenders (the "Fleet Debt").

      Employee Payments. In addition to the Merger Consideration and the Parent's obligation to repay or refinance the Fleet Debt, the Parent or the Purchaser shall cause or allow to be paid in immediately available funds at Closing those payments to existing employees of the Company and its Subsidiaries as set forth in Schedules 5.5(e), 5.5(g) and 5.5(n) of this Agreement subject to applicable withholding requirements.

            2.2    Effect on Company Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock.

      All shares of Company Common Stock that are owned by the Company as treasury stock (the "Company Treasury Shares") shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefore.

      Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Company Treasury Shares and Dissenting Shares as defined in Section 2.3 hereof) shall be converted at the Effective Time into the right to receive an amount in cash equal to the Equity Value Per Share. As used herein, "Equity Value Per Share" shall be equal to (A) $161,000,000 increased by the proceeds from the deemed exercise of Vested Stock Options (as defined in Section 2.4), minus (B) Specified Company Expenses (as defined in Section 8.12); divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Treasury Shares) as increased by giving effect to all Vested Stock Options (as defined in Section 2.4), in a manner consistent with the calculation set forth on Schedule 2.2(b). Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Company Certificate (as defined in Section 2.6) shall thereafter represent the right to receive the applicable Merger Consideration upon the surrender of the Company Certificate in accordance with the terms hereof. Schedule 2.2(b) sets forth an example of the calculation of the Equity Value Per Share.

      Each share of common stock, par value $0.01, of the Merger Sub (the "Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $.01, of the Surviving Corporation.

            2.3    Dissenting Shares. The Company shall comply with all applicable requirements under the GCL with respect to shareholder appraisal rights arising with respect to the transactions contemplated in this Agreement. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are outstanding immediately prior to the Effective Time and which are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the GCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.2 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under Section 262 of the GCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. The Company shall give the Purchaser (i) prompt notice of any notice or demands for appraisal or payment for shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices.

            2.4    Vested Stock Options. Each holder of an in the money vested option (or an in the money option that will become vested as a result of the Merger) to purchase shares of Company Common Stock (the "Vested Stock Options") outstanding immediately prior to the Effective Time under the Company's Stock Incentive Plan (the "Company Stock Option Plan") will receive from the Surviving Corporation, as promptly as practicable after the Effective Time, an amount in cash (subject to applicable withholding requirements) equal to the difference between the Equity Value Per Share and the exercise price that would have been payable under such option to acquire such share, by virtue of the Merger, and all vested and non-vested options granted under the Company Stock Option Plan shall be cancelled. Schedule 3.1(b)(ii), which the Company agrees to update as of the Closing Date, accurately and completely reflects, on an employee by employee basis, the names, addresses, date of grant, exercise price and number of Vested Stock Options held by employees of the Company and the payments to which they are entitled under this Section 2.4.Schedule 2.2(b) sets forth an example of the calculation of Equity Value Per Share.

            2.5    Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

            2.6    Paying Agent; Paying Agent Agreement; Paying Agent Schedule. Prior to the Effective Time, the Company and the Purchaser shall appoint a paying agent (the "Paying Agent")for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of the Company Common Stock (the "Company Certificates") for the applicable Merger Consideration in accordance with instructions prepared by the Company and the Purchaser. On or prior to the Closing Date, the Company, the Purchaser and the Paying Agent shall enter into a written agreement (the "Paying Agent Agreement") which shall govern the disbursement of the Merger Consideration pursuant to this Section 2.6. The Paying Agent Agreement shall be in a form substantially similar in form to that attached as Exhibit E to this Agreement. All fees and expenses of the Paying Agent shall be paid by the Purchaser. At or prior to the execution of the Paying Agent Agreement by the Purchaser, the Company shall deliver to the Purchaser and to the Paying Agent a complete and correct schedule (the "Paying Agent Schedule") to be attached to the Paying Agent Agreement containing (a) the name and address of each holder of Company Common Stock, (b) the number of shares of Company Common Stock held by each holder, (c) the number of the Company Certificate to be exchanged for the Merger Consideration, (d) the Merger Consideration to be paid by the Paying Agent to each holder of Company Common Stock, and (e) such other information as the Paying Agent may reasonably require.

            2.7    Exchange Fund. At or prior to the Effective Time, the Parent or the Purchaser shall deposit with the Paying Agent, in trust for the benefit of holders of shares of the Company Common Stock cash sufficient to pay the Merger Consideration. Any cash deposited with the Paying Agent shall hereinafter be referred to as the "Exchange Fund."

            2.8    Exchange Procedures. Within two (2) Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of a Company Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Company Certificate shall be entitled to receive in exchange therefore the Merger Consideration applicable to such holder. No interest will be paid or will accrue on the Merger Consideration.

            2.9    No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. Until surrendered as contemplated by this Article II, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

            2.10    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates twelve months after the Effective Time shall be delivered to the Purchaser or otherwise on the instruction of the Purchaser and any holders of the Company Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and the Purchaser for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.2 and Section 2.8.

            2.11    No Liability. None of Parent, Purchaser, Merger Sub, Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            2.12    Investment of the Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by the Purchaser on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Purchaser.

            2.13    Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

            2.14    Withholding Rights. Each of the Surviving Corporation, the Purchaser, the Parent and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Purchaser or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Purchaser or the Paying Agent, as the case may be, and such amounts shall be delivered by the Surviving Corporation, the Purchaser or the Paying Agent, as the case may be, to the applicable taxing authority.

            2.15    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            2.16    Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Company Certificates presented to the Paying Agent or the Purchaser for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

            3.1    Representations and Warranties of Company. The Company represents and warrants to the Parent, Purchaser and Merger Sub as follows:

      Organization, Standing and Power; Subsidiaries.

        The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.12) on the Company and is duly qualified and in good standing to do business in each jurisdiction in which the Company or any of its Subsidiaries own or operate a store or distribution center. The copies of the certificate or articles of incorporation and by-laws of the Company and its Subsidiaries which were previously furnished or made available to the Purchaser are true, complete and correct copies of such documents as in effect on the date of this Agreement.

        A true and complete list of all Subsidiaries of the Company, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interest of each Subsidiary owned by the Company and each other Subsidiary of the Company, is set forth in Schedule 3.1(a) to this Agreement. Except as set forth in Schedule 3.1(a), all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens (as defined in Section 8.12) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in Schedule 3.1(a), neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, limited liability company, joint venture or other business association or entity, that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

      Capital Structure.

        Company Common Stock. The authorized capital stock of the Company consists of (A) 2,300,000 shares of Company Voting Common Stock, of which 1,945,210 shares were outstanding as of the date hereof, and (B) 40,000 shares of Non-Voting Company Common Stock (as defined in Section 8.12), of which 24,466.67 shares were outstanding as of the date hereof. Schedule 3.1(b)(i) set forth a complete and correct list, as of the date of this Agreement, of holders of Company Common Stock by name and address and the number of shares owned. No preferred stock is authorized. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no capital stock is entitled to (or was issued in violation of) preemptive rights.

        Company Stock Options. There were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from the Company other than the Company stock options (the "Company Stock Options") representing in the aggregate the right to purchase no more than 112,750 shares of Company Common Stock under the Company Stock Option Plan. Schedule 3.1(b)(ii) sets forth a complete and correct list, as of the date of this Agreement, of (A) the name and address of each holder of a Company Stock Option, (B) the number of Vested Stock Options and their date of grant held by each holder, (C) the number of non vested options and their date of grant held by each holder, (D) the exercise price of such options, and (E) the total Vested Stock Option payment due each holder under Section 2.4 of the Agreement.

        No Other Securities. Except as otherwise set forth in Schedules 3.1(b)(i) or 3.1(b)(ii), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

      Authority; No Conflicts.

        The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the Required Company Vote (as defined in Section 3.1(e)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of this Agreement by the Required Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreements of the Parent, Purchaser and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        Except as set forth in Schedule 3.1(c), the execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a "Violation") pursuant to: (A) any provision of the certificate or articles of incorporation or by-laws of the Company or any Subsidiary of the Company or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

        No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority including, but not limited to, the Interstate Commerce Commission (a "Governmental Entity"), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the GCL with respect to the filing of the Certificate of Merger, and (C) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (C) are hereinafter referred to as "Necessary Consents."

      Financial Statements.

        The Company has delivered to the Purchaser the consolidated audited financial statements of Peebles for the fiscal years ended February 2, 2002 and February 1, 2003 and its unaudited consolidated financial statements for the fiscal quarters ended May 3, 2003 and August 2, 2003. Each of the financial statements (including the related notes) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Peebles and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments and lack of footnote disclosure.

        Except (A) to the extent reflected in the consolidated balance sheet of Peebles as of August 2, 2003 (the "Company Balance Sheet"), (B) as set forth in Schedule 3.1(d), (C) to the extent incurred in the ordinary course of business since the date of the Company Balance Sheet, or (D) to the extent previously disclosed by the Company to the Parent, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        The Company has no significant assets or liabilities other than the equity interest of Peebles common stock

        Schedule 3.1(d)(iv) lists all "management letters" and other similar letters relating to the Company's or any of its Subsidiaries internal controls and accounting practices that have been received by the Company or any of its Subsidiaries from its independent accountants since December 31, 2000 (the "Management Letters"). True and complete copies of all Management Letters have been furnished to the Parent.

      Vote Required. The affirmative vote of the holders of more than 50% of the outstanding shares of Company Voting Common Stock to approve this Agreement, the Merger, and the transactions contemplated by this Agreement (the "Required Company Vote") is the only vote of the holders of any class or series of the Company capital stock necessary to consummate the transactions contemplated hereby.

      Litigation, Compliance with Laws.

        Except as set forth in Schedule 3.1(f), there is no suit, action, investigation, inquiry or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company by any Governmental Entity or Person having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company nor is there any citation, fine, penalty, judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company having, or which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of Company to consummate the transactions contemplated by the Agreement, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of the Company and its Subsidiaries, as conducted on the date hereof, taken as a whole (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and its Subsidiaries are not being conducted in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

      Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or as otherwise set forth in Schedule 3.1(g), or to the extent previously disclosed by the Company to the Parent, since August 2, 2003, the Company and its Subsidiaries have conducted their business only in the ordinary course and there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Environmental Matters. Except as disclosed on Schedule 3.1(h) and except as would not reasonably be expected to have a Material Adverse Effect on the Company,

        no notice, notification, demand, request for information, citation, summons, order, complaint, penalty, action claims, proceeding or review is pending or, to the knowledge of Company or its Subsidiaries, threatened against the Company or its Subsidiaries by any Governmental Entity or other Person with respect to matters arising out of or relating to any Environmental Law;

        there are no Environmental Liabilities arising in connection with or in any way relating to the Company or its Subsidiaries arising under or relating to any Environmental Law and there are no facts, conditions, situations or set or circumstances which could reasonably be expected to result in or be the basis for any such liability;

        no polychlorinated biphenyls, radioactive material, mold, lead, asbestos containing material is or has been present at, on, under or in any property now or previously owned, leased or operated by the Company or its Subsidiaries in a condition and in a concentration, amount or location that trigger any remedial action obligation of the Company or its Subsidiaries under Environmental Laws;

        no incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or abandoned) which is reasonably expected to trigger remedial action obligations of the Company or its Subsidiaries under Environmental Laws is on property now or previously owned, leased or operated by the Company or its Subsidiaries;

        no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under or from any Real Property or any other property now or previously owned, leased or operated by the Company or its Subsidiaries in a concentration, amount or location that would trigger any remedial investigation or action obligations of the Company or its Subsidiaries under Environmental Laws;

        no property now or previously owned, leased or operated by the Company or its Subsidiaries nor any property to which Hazardous Substances located on or resulting from the Company's or its Subsidiaries' business activities have been transported nor any property to which has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the knowledge of the Company or its Subsidiaries, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup;

        the Company, its Subsidiaries and all of their operations are in compliance with all Environmental Laws;

        There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company or its Subsidiaries has knowledge in relation to any property or facility now or previously owned or leased by the Company or its Subsidiaries which has not been identified and made available by the Company to the Parent for review at least ten (10) days prior to the date of this Agreement. Any such environmental investigation, study, audit, test, review or other analysis conducted after the date of this Agreement by or on behalf of the Company or any of its Subsidiaries will be promptly delivered by the Company to the Parent;

        The Company does not service vehicles on-site at its Knoxville, Tennessee location, but contracts with a third party to service its vehicles off-site. The Company does not transport cleaning or other maintenance supplies to its stores on its trucks, but rather receives delivery of such supplies from a third party; and

        The Company holds no Environmental Permits.

      As used in this Agreement, "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 et seq., the Clean Water Act, 33 U.S.C. sections 1251 et seq., the Clean Air Act, 42 U.S.C. sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., sections 136 et seq. the Safe Drinking Water Act, 42 U.S.C. 300f et seq., and the Oil Pollution Act of 1990, 33 U.S.C. sections 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes, ordinances or regulations.

      As used in this Agreement, "Environmental Liabilities" means any and all liabilities of or relating to the Company or any of its Subsidiaries, employees, agents or assigns (including any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries, agents or assigns), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under applicable Environmental Laws or with respect to Hazardous Substances, and (ii) relate to actions occurring or conditions existing, on or prior to the Closing Date.

      As used in this Agreement, "Environmental Permits" means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

      As used in this Agreement, "Hazardous Substances" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, toxic mold, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined, listed, categorized or treated as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

      Intellectual Property. Schedule 3.1(i) sets forth (A) a complete and accurate list of all material Intellectual Property that is owned by the Company and its Subsidiaries (the "Owned Intellectual Property") and (B) a complete and accurate list of all material written licenses (i) pursuant to which the use by any person of any Intellectual Property is permitted by the Company and its Subsidiaries, and (ii) pursuant to which the use by the Company or its Subsidiaries of any Intellectual Property is permitted by any person (collectively, the "Licensed Intellectual Property"). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or any of its Subsidiaries or as disclosed on Schedule 3.1(i), (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Owned Intellectual Property and Licensed Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of the Company and its Subsidiaries, neither the use of any Owned Intellectual Property or Licensed Intellectual Property nor any business practices by the Company and its Subsidiaries infringes on or otherwise violates the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Owned Intellectual Property or Licensed Intellectual Property; (c) to the knowledge of the Company and its Subsidiaries, no Person is challenging or infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property or Licensed Intellectual Property; (d) neither the Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Owned Intellectual Property or Licensed Intellectual Property used by the Company and its Subsidiaries and, to the knowledge of the Company, no Owned Intellectual Property or Licensed Intellectual Property is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; (e) to the knowledge of the Company and its Subsidiaries, all licenses for all Licensed Intellectual Property are in full force and effect in accordance with their terms; (f) to the knowledge of the Company and its Subsidiaries, neither the Company nor any other party is in default under any license for any Licensed Intellectual Property, and the Company and its Subsidiaries are not aware that any such default is currently threatened; and (g) to the extent there are any liens in favor of any Person other than Fleet Retail Finance, Inc. related to the Owned Intellectual Property, the Company shall use its reasonable efforts to cause them to be released as a condition to the Parent, Purchaser and Merger Sub's obligation to close this transaction.

      For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings, software and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

      Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company and its Subsidiaries, except as listed on Schedule 8.12(p) which fees and expenses will be paid by the Company as a Specified Company Expense.

      Taxes. Schedule 3.1(k) accurately and completely sets forth (i) all states, localities and foreign countries to which the Company or any of its Subsidiaries is required to file Tax Returns or pay Taxes and (ii) all elections with respect to Taxes presently binding upon the Company and its Subsidiaries. Except as set forth in Schedule 3.1(k), the Company and each of its Subsidiaries (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined in Section 8.12) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined in Section 8.12) that are shown as due and payable on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the Company Balance Sheet; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for United States federal income tax purposes other than the consolidated group of which the Company is the common parent; and (vii) are not parties to any tax sharing agreement or arrangement other than with each other. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or except as set forth on Schedule 3.1(k), no Liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith. The Company has made available to the Parent true and correct copies of all federal, state and local Tax Returns filed by the Company and its Subsidiaries on which the statute of limitations has not expired. None of the Company or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Except as set forth in Schedule 3.1(k), there are not being conducted or threatened any audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; and none of the Company or any of its Subsidiaries has any material deferred gains created by any other transaction, or has any material excess loss accounts.

      Certain Contracts.

        Schedule 3.1(1) lists, as of the date hereof, each of the following contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party or by which it is bound: (i) any contract that involves payments greater than $50,000 and that, by its terms, does not terminate within one year after the date of such contract and is not cancelable during such period without penalty or without payment, (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor in amounts greater than $50,000 and any loans or guaranties of indebtedness made by the Company or any of its Subsidiaries to, or in favor or, any of their officers and directors, regardless of the amount (it being understood that trade payables and guarantees of indebtedness by the Company and its Subsidiaries to the Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision), (iii) collective bargaining contracts, (iv) joint venture, partnership agreements or other similar agreements, (v) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, if the acquisition price (including the assumption of any debt or liabilities) exceeds $50,000, (vi) leases for real property (whether as lessor or lessee), (vii) any non-competition agreement or any other agreement or arrangement that by its express terms (x) limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or (y) would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries (including the Surviving Corporation), in each case, from engaging or competing in any line of business material to the Company and its Subsidiaries (taken as a whole), or the Parent and its Subsidiaries(taken as a whole), as applicable, (vii) employment agreements and consulting agreements, (viii) shareholder or stockholder agreements, (ix) agreements or commitments with any officer or director of the Company or any of its Subsidiaries, or any with any Person who owns more than three percent (3%) of the issued and outstanding Company Voting Common Stock or Company Non-Voting Common Stock (collectively, the "Material Contracts").

        Except as disclosed in Schedule 3.1(l), to the best of the Company's and its Subsidiaries knowledge, all of the agreements, contracts and commitments referred to in this Section 3.1(l) are in full force and effect, neither the Company nor any of its Subsidiaries is, or has received any written notice that any other party is, in default (or would be in default but for the lapse of time or the giving of notice or both) in any respect under any Material Contracts, except for those defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and the consummation of the Merger will not constitute an event of default under any Material Contracts.

      Employee Benefit Plans.

        Schedule 3.1(m) contains a true and complete list of each Benefit Plan, stock purchase, stock option, severance, employment, change in control, indemnification and contribution, fringe benefit, collective bargaining agreement, bonus, incentive, profit sharing, compensation, pension, retirement, deferred compensation, and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company or any of its Subsidiaries has any present or future right to benefits and under which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

        With respect to each Company Plan, the Company has delivered or made available to the Purchaser and the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the most recent year: (I) the Form 5500 and attached schedules; (II) audited financial statements; and (III) actuarial valuation reports.

        (A)  Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Company; (B) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened; (C) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, which would subject the Company, the Surviving Corporation or any of their Subsidiaries to any taxes, penalties or other liabilities under Section 4975 of the Code or Section 409 or 502(i) of ERISA and neither the Company nor any of its Subsidiaries has any other liability under the Code with respect to any Company Plan, including liability under any other provision of Chapter 43 of the Code; (D) no Company Plan provides for an increase in benefits on or after the Closing Date; and (E) each Company Plan may be amended or terminated without additional obligation or liability as a result of such termination or amendment (other than those obligations and liabilities which have accrued as of the time immediately prior to such termination or amendment in accordance with the terms of such Company Plan).

        Except as disclosed in Schedule 3.1(m)(iv), neither the Company, its Subsidiaries nor any member of its Controlled Group has ever maintained, sponsored, administered or contributed to an employee benefit plan subject to Title IV of ERISA, a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a welfare benefit plan that provides coverage or benefits to former employees (other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

        Except as disclosed in Schedule 3.1(m)(v), no Company Plan exists which would reasonably be expected to result in the payment to any employee of the Company or any of its Subsidiaries of any cash payment or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.1(m)(v), there is no contract or agreement, plan or arrangement by the Company or its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or its Subsidiaries by reason of Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

        Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all individuals who are or have been eligible to participate in the Company Plans based upon the eligibility provisions set forth therein or under applicable law have been provided with a timely opportunity to participate.

      Labor Matters. (1) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by the Company or its Subsidiaries); (2) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there are no current or, to the knowledge of Company or any of its Subsidiaries, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of the Company or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (4) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries; (5) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment; and (6) the Company and its Subsidiaries have complied with its payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company or Subsidiary policy, practice, agreement, plan, program or any statute or other law, except in each case for such failures to comply that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Severance, Termination, Change in Control and Similar Agreements. Schedule 3.1(o) contains a complete and accurate description of all severance, termination, change of control and similar agreement payments to which the Company and its Subsidiaries are, or upon the happening of certain events, to which the Surviving Corporation could reasonably be expected to be, obligated to make to employees of the Company and its Subsidiaries. Except as otherwise disclosed in Schedule 3.1(o), neither the Company nor any of its Subsidiaries are liable for any severance pay, change of control payments, or other payments to any employee or former employee arising from the termination of employment under any change of control, benefit or severance policy, practice, agreement, plan, or program of the Company or its Subsidiaries, nor will the Company, the Surviving Corporation, or any of their Subsidiaries have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company, the Surviving Corporation, or any of their Subsidiaries of any persons employed by the Company or any of its Subsidiaries on or prior to the Effective Time of the Merger except as required by Code Section 4980B. The Company and each of its Subsidiaries is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") and part 6 and 7 of Title I of ERISA, to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

      Officers and Directors. Schedule 3.1(p) completely and accurately lists all officers and directors of the Company and its Subsidiaries by name and title. Within ten (10) days of the date of this Agreement, the Company shall use reasonable efforts to cause each officer of Peebles to complete, date and sign an Officer Questionnaire provided by the Parent and to deliver those questionnaires to the Purchaser within five (5) days thereafter.

      Shareholders. Schedule 3.1(q)(i) accurately identifies all holders of Company Voting Common Stock and their stock positions as of the date of this Agreement. Schedule 3.1(q)(ii) accurately identifies all holders of Company Non-Voting Common Stock and their stock positions as of the date of this Agreement. The Company will provide the Parent with an updated Schedule of the holders of Company Common Stock and their stock positions as of the Closing Date.

      Insurance. Schedule 3.1(r) lists all policies of insurance covering the Company and its Subsidiaries and their property as of the date of this Agreement. The Company and its Subsidiaries have also provided or made available to the Purchaser true, correct and complete copies of their primary director and officer and employee and officer insurance policies and will make available to the Purchaser, prior to the Closing Date, true and complete copies of all policies of insurance to which the Company or its Subsidiaries is a party or is a beneficiary or named insured together with claim histories and the names of the carrier groups and brokers since January 1, 1998 with respect to each type of policy. As of the date of this Agreement, all insurance policies are in full force and effect and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of those policies.

      Real Property.

        Schedule 3.1(s)(i) contains a complete and correct list of all real property and all interests in real property owned in fee simple by the Company and its Subsidiaries and used in, held for use in connection with, necessary for the conduct of, or otherwise material to the Company's and its Subsidiaries' business (collectively, the "Owned Real Property"). Schedule 3.1(s)(i) also sets forth the address and owner of each parcel of Owned Real Property and generally describes all improvements thereon. The Company or one of its Subsidiaries has good, and marketable title to each of the parcels comprising the Owned Real Property free and clear of all Liens, other than Permitted Liens (as is defined in Section 8.12) and Liens identified on Schedule 3.1(s)(i).

        Schedule 3.1(s)(ii) contains a complete and correct list of all leases, subleases, licenses and occupancy agreements pursuant to which the Company or one of its Subsidiaries is the lessee, sublessee, licensee or occupant of any real property (collectively, "Leases") and used in, held for use in connection with, necessary for the conduct of, or otherwise material to the Company's and its Subsidiaries' business (collectively, the "Leased Real Property") as of the date of this Agreement. Schedule 3.1(s)(ii) also contains a complete and correct list as of the date of this Agreement of all leases, subleases, licenses and occupancy agreements pursuant to which the Company or one of its Subsidiaries is the lessor, sublessor or licensor of any part of the Leased Real Property or the Owned Real Property (collectively, the "Other Leases"). Schedule 3.1(s)(ii) separately identifies any Leased Real Property which, by the express terms of their leases, (i) require lessor consent to assign the lease, or (ii) that could otherwise be terminated by the lessor as a result of the Merger. Schedule 3.1(s)(ii) also sets forth the address, landlord and tenant for each Lease and each Other Lease. The Company has delivered to the Parent complete and correct copies of the Leases and the Other Leases.

        The Owned Real Property and the Leased Real Property (collectively, the "Real Property") constitute, as of the date of this Agreement, all the fee and leasehold interests in real property used in, held for use in connection with, necessary for the conduct of, or otherwise material to, the Company's and its Subsidiaries' business.

        To the knowledge of the Company, (i) there are no proceedings in eminent domain or other similar proceedings pending or threatened affecting any portion of the Real Property, and (ii) there exists no writ, injunction, decree, order or judgment outstanding, nor any litigation pending or threatened, relating to the ownership, lease, use, occupancy or operation by any person of any Real Property.

        To the knowledge of the Company, (i) the use and operation of the Real Property in the conduct of the Company's and its Subsidiaries' business does not violate in any material respect any instrument of record or agreement affecting the Real Property, and (ii) there is no violation of any covenant, condition, restriction, easement or order of any governmental authority having jurisdiction over the Real Property or any other person entitled to enforce the same affecting the Real Property or the use or occupancy thereof.

        To the knowledge of the Company, (i) the Real Property is in compliance with all applicable building, environmental, zoning, subdivision and other land use and similar applicable laws, codes, ordinances, rules, regulations and orders of governmental authorities (collectively, the "Real Property Laws"), and (ii) the Company and its Subsidiaries have not received any notice of violation or claims violation of any Real Property Law. There is no pending or, or to the best knowledge of the Company and its Subsidiaries, anticipated change in any Real Property Law that will have or result in a Material Adverse Effect on the Company. No current use by the Company and its Subsidiaries of the Real Property is dependant on a nonconforming use or other governmental approval the absence of which would result in a Material Adverse Effect on the Company.

      Personal Property.

        Schedule 3.1(t)(i) contains a complete and correct list of all tangible personal property (excluding inventory) and all interests in such personal property owned by the Company and its Subsidiaries as of the date of this Agreement with a fair market value of $5,000 or greater and used in, held for use in connection with, necessary for the conduct of, or otherwise material to the Company's and its Subsidiaries' business (collectively, the "Owned Personal Property") and any Liens thereon other than Permitted Liens. The Company has good title to all material tangible assets constituting personal property purported to be owned by it, free and clear of all Liens except for Permitted Liens and for other Liens that are not, in the aggregate, material to the financial condition, operations, business or prospects of the Company and its Subsidiaries.

        Schedule 3.1(t)(ii) contains a complete and correct list of all leases, and subleases pursuant to which the Company and its Subsidiaries is the lessee, sublessee, licensee or occupant of any tangible personal property leased or subleased by the Company and its Subsidiaries as of the date of this Agreement (collectively, "Leases") with a fair market value of $5,000 or more and used in, held for use in connection with, necessary for the conduct of, or otherwise material to the Company's and its Subsidiaries' business (collectively, the "Leased Personal Property").

      Compliance with Other Instruments. Except for violations and defaults that would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are not in violation of or default under any term of (a) their Certificate of Incorporation or Bylaws, (b) any note, bond, mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money, (c) any judgment, decree or order of any court or governmental body, or (d) except as may be set forth in Schedule 3.1(u), any other material contract, agreement, license, lease, franchise, permit or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound.

      Accounts Receivable. Except as disclosed on Schedule 3.1(v), all customer accounts receivable of the Company and its Subsidiaries reflected on the most recent consolidated balance sheet of the Company have arisen from bona fide transactions in the ordinary course of business and the accounts receivable reserves reflected on such balance sheet have been established in conformity with the practices of the Company applied on a consistent basis. The Company has delivered to the Parent an accurate summary aging of all accounts receivable derived from the detail subsidiary ledger of customer accounts of Peebles as of August 30, 2003.

      Inventories. Except as set forth on Schedule 3.1(w), all inventories reflected on the Company Balance Sheet (other than inventory sold or disposed of since the date of such Balance Sheet) are (i) in good, useable and marketable condition in accordance with the practices of the Company, and (ii) valued on a LIFO basis using the retail LIFO inventory method of accounting in accordance with generally acceptable accounting principles consistently applied.

      Suppliers. Schedule 3.1(x) lists, as of the date of this Agreement, Peebles' and its Subsidiary's ten largest suppliers by dollar amount of purchase. As of the date of this Agreement, the Company and its Subsidiaries have not received any written or other notice and have no reason to believe that any such supplier (i) has ceased or will cease to do business with Peebles and its Subsidiaries, (ii) has materially reduced or will materially reduce its supply arrangements with Peebles and its Subsidiary or (iii) has sought or is seeking to materially increase the price it will charge Peebles and its Subsidiary for the product it supplies to Peebles and its Subsidiary. The Company will deliver to the Parent an updated Schedule 3.1(x) listing the ten largest suppliers as of a date as close to the Closing Date as reasonably practicable.

      Disclosure. This Agreement and the certificates or other instruments or documents furnished by or on behalf of the Company and its Subsidiaries to the Parent, the Purchaser or any agent or representative of the Parent or the Purchaser pursuant hereto, or in connection herewith, taken as a whole, do not contain any untrue statement of material fact, or omit to state a material fact, required to be stated herein or therein, or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company and its Subsidiaries do not know of any fact that would reasonably be expected to have, or result in, a Material Adverse Effect on the Company.

      Financial Due Diligence and Disclosure Controls. Between the date of this Agreement and the Closing Date, the Company shall permit the Parent's senior officers (i) to meet with the officers of the Company responsible for the financial statements of the Company and its Subsidiaries and the internal control over financial reporting of the Company and its Subsidiaries to discuss such matters as the Parent may deem reasonably necessary or appropriate concerning the Parent's obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto (collectively, "SOX"); and (ii) to meet with officers of the Company to discuss the integration of appropriate disclosure controls and procedures relating to the Company's operations with the controls and procedures of the Parent for purposes of assisting the Parent in compliance with the applicable provisions of SOX following the Closing Date.

      Financial Controls. Except as set forth in Schedule 3.1(aa), each of the Company and its Subsidiaries maintains in all material respects accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries and to maintain accountability for the Company's and its Subsidiaries' consolidated assets; (iii) access to the Company's and its Subsidiaries' assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's and its Subsidiaries' assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

      Loans to Executives and Directors. Except as set forth in Schedule 3.1 (bb), and excluding the split dollar life insurance agreements described on Schedule 5.5(f), the Company and its Subsidiaries have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or its Subsidiaries.

      Specified Company Expenses. Schedule 8.12(p) completely and accurately reflects all of the Specified Company Expenses as of the date of this Agreement and on the Closing Date the Company shall provide the Parent with an updated Schedule 8.12(p) dated as of the Closing Date.

      Schedule 3.1(dd) is a summary of the Company's year to date capital expenditures and management's expectations of capital expenditures for the balance of the Company's fiscal year.
            3.2    Representations and Warranties of Parent and Purchaser. Each of the Parent and Purchaser represents and warrants to the Company as follows:
      Organization, Standing and Power; Subsidiaries. Each of the Parent and Purchaser is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

      Authority, No Conflicts.

        The Parent and Purchaser have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary action on the part of the Parent and Purchaser. This Agreement has been duly executed and delivered by the Parent and Purchaser and, assuming that this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of the Parent and Purchaser, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        The execution and delivery of this Agreement by the Parent and Purchaser does not or will not, as the case may be, and the consummation by Parent and Purchaser of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the articles of incorporation or by-laws of Parent or any Subsidiary of the Parent or the partnership agreement or other governing documents of the Purchaser or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or any Subsidiary of the Parent, or their respective properties or assets.

        No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Parent or any Subsidiary of the Parent in connection with the execution and delivery of this Agreement by the Parent, Purchaser or Merger Sub, or the consummation of the Merger and the other transactions contemplated hereby, except for Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

        Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Parent or Purchaser, except Houlihan Lokey Howard & Zukin Capital (the "Parent Financial Advisor"), whose fees and expenses will be paid by the Parent in accordance with the Parent's agreement with such firm.

      Financing. The Parent and the Purchaser currently have available, and will have available to them on the Closing Date, sufficient funds to enable them to consummate the transactions contemplated by this Agreement including, but not limited to the repayment or refinancing of the Fleet Debt.
            3.3    Representations and Warranties of Parent, Purchaser and Merger Sub. The Parent, Purchaser and Merger Sub represent and warrant to the Company as follows:

      Organization. The Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Merger Sub is a direct wholly-owned subsidiary of the Purchaser.

      Corporate Authorization. The Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Merger Sub of this Agreement and the consummation by the Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Merger Sub. The Purchaser, in its capacity as sole stockholder of the Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the GCL. This Agreement has been duly executed and delivered by the Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding agreement of the Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

      Non-Contravention. The execution, delivery and performance by the Merger Sub of this Agreement and the consummation by the Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Articles of Incorporation or By-Laws of the Merger Sub.

      No Business Activities. The Merger Sub has not conducted any activities other than in connection with the organization of the Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

            4.1    Conduct of Business of Company and Subsidiaries Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by the Purchaser or as expressly contemplated by this Agreement, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company and its Subsidiaries, except as expressly contemplated by this Agreement, shall each use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, without the prior written consent of the Purchaser (which shall not be unreasonably withheld or delayed) neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Schedule 4.1, directly or indirectly do, or propose or commit to do, any of the following:

      Amend its articles of incorporation or by-laws or equivalent organizational documents;

      Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its Subsidiaries, except for the issuance of securities issuable pursuant to options outstanding as of the date hereof under any Benefit Plans of the Company;

      Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its Subsidiaries' capital stock, other than dividends payable by a directly or indirectly wholly-owned Subsidiary of the Company to the Company or another directly or indirectly wholly-owned Subsidiary of the Company;

      Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its Subsidiaries' capital stock, stock options or debt securities;

      Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

      Transfer, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of its Subsidiaries, with a fair market value in excess of $50,000 individually or $200,000 in the aggregate (except (i) by incurring Permitted Liens; (ii) in the ordinary course of business consistent with past practice; and (iii) equipment and property no longer used in the operation of the Company's or any Subsidiaries' business);

      (A) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except (x) upon the maturity date of such indebtedness or as otherwise required by the terms of such indebtedness or securities or (y) repayments under the Company's existing revolving credit facility in the ordinary course of business, (B) incur any indebtedness for borrowed money or issue any debt securities except for borrowings under the Company's existing revolving credit facility in the ordinary course of business or (C) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other person in excess of $25,000 individually or $50,000 in the aggregate and no loans to the Company's or its Subsidiaries' officers and directors regardless of the amount (it being understood that trade payables, ordinary course business funding mechanisms between the Company and its customers and vendors and guarantees of indebtedness by the Company and its Subsidiaries to the Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision);

      Except to the extent required under Section 5.5 of this Agreement, enter into or amend any Material Contract or any other contract or agreement which involves the Company incurring a liability in excess of $50,000 individually or $200,000 in the aggregate and which is not terminable by the Company or its Subsidiaries without penalty upon one year or less notice (other than contracts or amendments issued or entered into in the ordinary course of business with customers or venders of Company or its Subsidiaries);

      Except (A) to the extent required under this Agreement or as set forth on Schedule 4.1(i), (B) pursuant to applicable law or (C) pursuant to existing obligations under the Company Plans, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Company or its Subsidiaries in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, change-in-control or similar arrangement, consulting or severance agreement or arrangement (except pursuant to separation agreements and severance agreements entered into in the ordinary course of business consistent with past practice) with any present or former director, officer or other employee of Company or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

      Except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

      Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

      Effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

      Authorize or make capital expenditures other than as authorized in the Company's 2003 capital expenditures budget approved by the Company's Board of Directors and a copy of which has been delivered to the Parent;

      Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any method of Tax accounting in any material respect, enter into any closing agreement relating to any material amount of Tax, or surrender any right to claim a material Tax refund;

      Except to the extent required under Section 5.5(n) of this Agreement, any bonuses to its employees;

      Enter into any new store leases;

      Open or close any of its stores;

      Operate its private label credit card program other than with the same underwriting standards and account management policies and practices as in effect as of the date of this Agreement; or

      Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(r).
            4.2    Conduct of Business of Parent Pending the Merger. The Parent shall not, between the date of this Agreement and the Effective Time, except as set forth in Schedule 4.2 or as may be consented to beforehand in writing by Company (such consent not to be unreasonably withheld or delayed), directly or indirectly do, or propose or commit to do, any of the following:
      Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Parent;

      Merge or consolidate with, or acquire a material amount of assets or capital stock of, any other person, if such merger, consolidation or acquisition would reasonably be expected to materially impair, materially delay or prevent consummation of the transactions contemplated hereby, including the Merger; or

      Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) and (b) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.
            4.3    Operational Matters. From the date of this Agreement until the Effective Time, each of the Parent and Company shall (a) confer on a regular and frequent basis with the other and (b) report to each other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters.

ARTICLE V
ADDITIONAL AGREEMENTS

            5.1    Shareholder Vote. The Company, acting through its Board of Directors, shall, subject to and in accordance with its Certificate of Incorporation and By-Laws, duly call, give notice of, convene and hold as soon as practicable following the preparation of such documents as it and its legal counsel deem appropriate and required by the GCL (collectively, the "Proxy Statement") a meeting of the holders of Company Common Stock (the "Shareholders Meeting") for the purpose of voting to approve this Agreement, the Merger and the transactions contemplated by this Agreement including, but not limited to, the approval of compensation payments to be made pursuant to this Agreement and otherwise to the extent necessary in order to satisfy the shareholder approval requirements set forth in Section 280G(b)(5)(B) of the Code, and recommend approval of this Agreement, the Merger and the transactions contemplated by this Agreement and include in the Proxy Statement such recommendation and use its reasonable best efforts to solicit and obtain such approval. The Company shall provide the Parent with a draft of the shareholder disclosure materials relating to the payments to be made to each disqualified individual at least two (2) business days in advance of their mailing to the Company's shareholders.

            5.2    Access to Information. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, legal counsel, financial advisors and other representatives of the Parent party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the Parent may reasonably request and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), (b) as soon as reasonably practicable following their availability, monthly and quarterly financial statements, weekly reports on sales, inventory levels and borrowing levels including borrowing base calculations and monthly reports on gross margin levels, in each case in such forms as are customarily prepared by the Company consistent with past practices and (c) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as the Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires the Company or its Subsidiaries to restrict access to any properties or information (but only if the Company shall have used commercially reasonable efforts to get any such restriction waived). The Parent will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between the Company and the Parent dated as of March 24, 2003 (the "Confidentiality Agreement"). Any investigation by the Purchaser or the Company shall not affect the representations and warranties of the Company or the Purchaser, as the case may be.

            5.3    Reasonable Best Efforts.

      Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby.

      In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Parent and Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry under the HSR Act. The Parent shall pay the Federal Trade Commission or the Department of Justice, as the case may be, the HSR filing fee (the "HSR Fee").
            5.4    No Solicitation of Transactions. The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Alternative Transaction (as defined in Section 8.12), or negotiate, explore or otherwise engage in discussions with any Person (other than the Parent, Purchaser, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Alternative Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

            5.5    Employee Benefit Matters.

      Continuation and Comparability of Benefits. From the Effective Time until the second anniversary thereof (the "Benefits Continuation Period"), except as expressly provided herein, the Surviving Corporation shall provide compensation and Benefits Plans to the current employees of Company and its Subsidiaries that are in the aggregate no less favorable than those provided to the current employees of the Company and its Subsidiaries as of the Effective Date.

      Pre-Existing Limitations; Service Credit. With respect to any Benefit Plans in which any Company employees first become eligible to participate, on or after the Effective Time, and which are plans that the Company employees did not participate in prior to the Effective Time (the "New Company Plans"), Purchaser shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company employees under any health and welfare New Company Plans in which such employees may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by the Company employees during the calendar year in which the Effective Time occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans for such calendar year; provided that such Company employee and covered family members were enrolled in comparable coverage under the Benefit Plans of Company on the Effective Time and continuously thereafter until the effective time of coverage in the New Company Plans, and (B) recognize service of the Company employees with the Company (or otherwise credited by the Company) accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit (and levels of benefits) in any New Company Plan in which such employees may be eligible to participate after the Effective Time, to the extent service is taken into account under the applicable New Company Plan; provided, however, in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

      Parachute Payments. Prior to the Effective Time, Company shall use its reasonable best efforts to obtain shareholder approval for each payment or benefit which would be a payment described in Section 280G(b)(2) of the Code to or for the benefit of any person who would be treated as a "disqualified individual" under Section 280G(c) of the Code in a manner sufficient to satisfy Section 280G(b)(5)(A)(ii) of the Code, so that no such payment or benefit will be treated as a payment described in Section 280G(b)(2) of the Code after such approval.

      COBRA. The Parent and the other members of its Controlled Group shall be responsible for providing group health plan coverage pursuant to Section 4980B of the Code ("COBRA coverage") for each person who is entitled to receive COBRA coverage with respect to a Company Plan as a result of a "qualifying event" (within the meaning of Section 4980B(f)(3)) that occurs before, on or after the Closing Date.

      Executive Employee Supplemental Retirement Plan and Benefit Restoration Plan.  The Company has caused the Company's Executive Employee Supplemental Retirement Plan and Benefit Restoration Plan (collectively, the "Supplemental Retirement Plans") to be amended to provide for a lump sum payment to each participant on the Closing Date of the full accrued benefit (subject to applicable withholding requirements) that would be payable to the participant pursuant to the terms of the Supplemental Retirement Plans upon termination of each participant's employment with the Company after a change in control of the Company. The Company represents and warrants that Schedule 5.5(e) completely and accurately identifies each participant to the Supplemental Retirement Plans and reasonably estimates the lump sum payment to which each participant is entitled to be paid on the Closing Date. The Company and each participant identified on Schedule 5.5(e) have entered into a binding written agreement to terminate each such Supplemental Retirement Plan effective as of the Closing Date and containing appropriate release language in return for the lump sum payments set forth above.

      Split Dollar Life Insurance Plan and Agreements. The Company and each employee identified on Schedule 5.5(f) who is a party to a split dollar life insurance agreement with the Company as identified on Schedule 5.5(f) have entered into a binding written agreement to terminate each such split dollar life insurance agreement effective as of the Closing Date. Each such agreement contains a provision whereby the employee acknowledges and agrees that the Surviving Corporation's failure to continue the Company's split dollar life insurance plan and the split dollar life insurance agreements, or to provide a substantially comparable benefit thereto, will not be considered "Good Reason" under the Change in Control Agreement between the Company and such employee.

      Existing Change in Control Agreements.  Michael F. Moorman and E. Randolph Lail each have entered into binding written agreements with the Company waiving their rights effective as of the Closing Date to receive certain cash payments (subject to applicable withholding requirements) that would be payable to each of those employees pursuant to his change in control agreement with the Company after a change in control of the Company in exchange for a lump sum cash payment by the Company to those employees as of the Closing Date. In addition, Mr. Lail's written agreement provides that his change in control agreement shall terminate as of the Effective Time. The cash payment rights waived and the amount to be paid (subject to applicable withholding requirements) to each of those employees as of the Closing Date in exchange for such waiver are described in Schedule 5.5(g).

      Employment Agreements; Change in Control Agreements. The employees of the Company and its Subsidiaries listed on Schedule 5.5(h)(i) (Executives with "2X" Change in Control Agreements) have signed and delivered an employment agreement with the Parent, as employer, dated as of the date of the Agreement and effective as of the Effective Time, (the "Employment Agreement"), and have entered into binding written agreements with the Company to terminate their change in control agreements effective as of the Effective Time. The Employment Agreements shall supercede any change in control agreements which may be in effect. The Surviving Corporation or the Parent shall assume the existing Change in Control Agreements for the employees of the Company and its Subsidiaries listed on Schedule 5.5(h)(ii) (Executives with "1X" Change in Control Agreements) which shall remain in full force and effect according to their terms.

      Severance. The Purchaser shall cause the Surviving Corporation to pay to each Severance Eligible Employee a Severance Benefit. For purposes of this section, a "Severance Eligible Employee" is a Company employee (other than those employees covered by Change in Control Agreements) who, on the Closing Date or within one year thereafter (i) is terminated for reasons other than for cause by the Surviving Corporation, or (ii) voluntarily terminates employment with the Surviving Corporation after (A) the employee is notified that his or her place of employment is to be relocated to a location further than twenty-five miles from the employee's work location as of the Closing Date, or (B) the employee's compensation level (which shall mean the employee's base salary or base wages plus the employee's current bonus opportunity) is reduced by 10% or more from the employee's compensation level as of the Closing Date. A "Severance Benefit means a lump sum payment to such Severance Eligible Employee in an amount equal to the sum of (i) any amounts due and payable including the current year Prorated Bonus (as defined below) and the due and accrued personal days and vacation due to such employee, plus (ii) the product of the employee's years of service with the Company and Surviving Corporation (subject to a minimum of 2 years of service and a maximum of 12 years of service) multiplied by the employee's Average Weekly Pay. The employee's "Average Weekly Pay" shall equal the quotient of (i) the sum of the employee's (A) annual base salary or annual base wage (as determined immediately prior to the employee's termination date or the Closing Date, whichever results in a larger amount), plus (B) the employee's Prorated Bonus, divided by (ii) 52 weeks. For purposes of the preceding sentence, each employee's "Prorated Bonus" shall be calculated as follows: (i) if the respective employee's termination date is less than three months into the Surviving Corporation's fiscal year, the Prorated Bonus equals zero, (ii) if the respective employee's termination date is at least three months but less than six months into the Surviving Corporation's fiscal year, the Prorated Bonus equals the employee's targeted bonus, prorated for the actual number of months employed during the Surviving Corporation's fiscal year, and (iii) if the respective employee's termination date is at least six months into the Surviving Corporation's fiscal year, the Prorated Bonus equals the employee's actual or targeted bonus, whichever is greater, prorated for the actual number of months employed during the Surviving Corporation's fiscal year. For bonuses that are earned and paid on a monthly basis, the payment shall be average of the bonuses paid in the last six months. Each Severance Eligible Employee who is terminated shall be provided a written notice of the employee's termination ("Termination Notice") and a Severance Eligible Employee who has received a Termination Notice will not receive the Severance Benefit unless the employee works until his scheduled termination date; provided however that the Surviving Corporation may waive this requirement. In the event a person's compensation has been reduced and the employee chooses to continue to work, the employee would be eligible for a partial severance payment calculated as it would have been but multiplied by the percentage of the salary reduction.

      Company Stock Option Plan and Agreements.  The Company and each employee who is a party to a stock option agreement with the Company as set forth on Schedule 3.1(b)(ii) have entered into a binding written agreement with the Company to terminate each such stock option agreement effective as of the Closing Date. Each such agreement specifically provides that all options under the Company Stock Option Plan and the stock option agreements shall be cancelled in exchange for the payment described in Section 2.4 of this Agreement, if applicable, and if not, in consideration of future employment with the Surviving Corporation, and contains a provision whereby the employee acknowledges and agrees that the Surviving Corporation's failure to continue the Company Stock Option Plan and the stock option agreements, or to provide a substantially comparable benefit thereto, will not be considered "Good Reason" under the Change in Control Agreement between the Company and such employee.

      WARN Act. The Purchaser shall cause the Surviving Corporation and its Affiliates to timely perform and discharge all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees arising from the termination of any employees as a result of the Merger or the closing of any stores.

      Employee Discounts. All eligible former Company employees as well as current Company employees who retire or are terminated will continue to be eligible to receive discounts pursuant to the Company's Employee Discount Policy in effect as of the date hereof through December 31, 2003. Thereafter, the discount policy as it applies to employees and former employees as well as the conditions for eligibility may be changed in accordance with the Surviving Corporation's Employee Discount Policy.

      Community Pledges. After the Closing Date, the Surviving Corporation will continue to make contributions and pledges, both verbal and by voucher, in the amounts and to the organizations set forth on Schedule 5.5(m).

      Merger Completion Bonuses. The Company shall pay merger completion bonuses in an aggregate amount of no more than $5,000,000 (the "Merger Completion Bonuses") (subject to applicable withholding requirements) on the Closing Date to certain designated employees of the Company and its Subsidiaries. The employees to whom such bonus payments will be made and the amount of each employee's bonus payment are listed in Schedule 5.5(n).
            5.6    Directors' and Officers' Indemnification and Insurance.

      The Surviving Corporation and its Subsidiaries shall, and the Parent and Purchaser shall cause the Surviving Corporation and its Subsidiaries to, (i) indemnify and hold harmless, and to the extent not prohibited by SOX, provide advancement of expenses to, all past and present (as of the Effective Time) directors, officers and employees of the Company and its Subsidiaries (the "Indemnified Persons") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company and its Subsidiaries pursuant to the Company's or its respective Subsidiary's certificate of incorporation, by-laws and indemnification agreements in existence on the date hereof with any current or former directors, officers and employees of the Company and its Subsidiaries (but in any event to the fullest extent permitted by law) for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and (ii) purchase as of the Effective Time a tail policy (the "Tail Policy") to the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company which Tail Policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, and which Tail Policy shall contain substantially the same coverage and amounts, and contain terms and conditions no less advantageous, in the aggregate, as that coverage currently provided by such current policy.

      To the extent permitted by the GCL and not prohibited by SOX and notwithstanding the last sentence of Section 1.5 and Section 1.6, the certificate of incorporation and by-laws of the Surviving Corporation and its Subsidiaries shall contain provisions with respect to indemnification, advancement of expenses and exculpation from liability at least as favorable to the Indemnified Persons as those set forth in the current articles of incorporation and by-laws of the Company and its Subsidiaries, and for a period of six years from the Effective Time, those provisions shall not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder as of the Effective Time of the Indemnified Persons, except to the extent, if any, that such modification is required after the Effective Time by applicable law.

      Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

      The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, contract or otherwise.

      In the event that the Surviving Corporation, any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation or any of its Subsidiaries, as the case may be, shall succeed to the obligations set forth in this Section 5.6.
            5.7    Notification of Certain Matters. The Company shall use reasonable commercial efforts to give prompt notice to the Purchaser, and the Purchaser shall use reasonable commercial efforts to give prompt notice to the Company, to the extent that either acquires actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate or any Schedule hereto to be untrue or inaccurate in any material respect (in which case such party shall provide the other with an updated Schedule), and (ii) any failure of the Company, Parent, Purchaser or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice or updated Schedule pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            5.8    Public Announcements. The Parent shall develop a communications plan for approval by the Company, which approval shall not be unreasonably withheld, and each party shall (i) ensure that all press releases and other public statements with respect to this Agreement, and the transactions contemplated hereby or thereby are consistent with such communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the parties agree to consult with each other a reasonable time before issuing any press release or otherwise making any public statement, and mutually agree upon any such press release or public statement, with respect to this Agreement, or the transactions contemplated hereby and thereby, which agreement shall not be unreasonably withheld.

ARTICLE VI
CONDITIONS PRECEDENT

            6.1    Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
      No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

      HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

      Company Stockholder Approval. The Agreement and the Merger shall have been approved by the Required Company Vote.

      Required Governmental Consents. The Necessary Consents shall have been obtained, and shall be in full force and effect.
            6.2    Additional Conditions to Obligations of the Parent, Purchaser and Merger Sub. The obligations of the Parent, Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver by the Purchaser, on or prior to the Closing Date, of the following conditions:
      Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that such representations and warranties speak as of another date) other than such failures to be true and correct that would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect on the Company. The Parent, Purchaser and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

      Performance of Obligations of Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. The Parent, Purchaser and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, to such effect.

      Material Adverse Effect. There shall not have occurred after the date hereof any event having a Material Adverse Effect on the Company. The Parent, Purchaser and Merger Sub shall have received a certificate of the chief executive officer and chief financial officer of the Company, dated as of the Closing Date, to such effect.

      Real Estate Certificate. The Parent shall have received a certificate from the Company, dated as of the Closing Date and sworn to under penalty of perjury, stating that it is not a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code, such certificate to be in the form set forth in the Treasury regulations.

      Specified Company Expense Certificate. The Parent, Purchaser and Merger Sub shall have received a certificate of the chief executive officer and chief financial officer of the Company, dated as of the Closing Date, certifying the accuracy and completeness of the amounts set forth in Schedule 8.12(p) and that there are no Specified Company Expenses other than those set forth in Schedule 8.12(p) as updated as of the Closing Date pursuant to Section 3.1(cc).

      Vested Stock Options and Paying Agent Schedule Certificate. The Parent and Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, certifying the accuracy and completeness of Schedule 3.1(b)(ii) and the Paying Agent Schedule.
            6.3    Additional Conditions to Obligations of Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:
      Representations and Warranties. The representations and warranties of Parent, Purchaser and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that such representations and warranties speak as of another date) other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent. The Company shall have received a certificate of the chief executive officer and the chief financial officer of the Parent, dated as of the Closing Date, to such effect.

      Performance of Obligations of Parent, Purchaser and Merger Sub. Each of the Parent, Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VII
TERMINATION AND AMENDMENT

            7.1    Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date:

      By mutual written consent of the Parent and the Company;

      By either the Parent or, the Company, if the Merger shall not have been consummated on or before December 31, 2003 (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed at or prior to the Effective Time);

      By the Purchaser or the Company if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

      By the Company, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Parent, Purchaser or Merger Sub contained in this Agreement, which breach would (A) give rise to the failure of a condition set forth in Section 6.3 and (B) is incapable of being cured prior to the Closing Date by the Purchaser or is not cured within 45 days of notice of such breach, or (ii) any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment; and

      By the Parent, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach would (A) give rise to the failure of a condition set forth in Section 6.2 and (B) is incapable of being cured prior to the Closing Date by Company or is not cured within 45 days of notice of such breach or (ii) any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment.
            7.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate, except for the obligations in the Confidentiality Agreement, and all of the provisions of this Section 7.2, Section 7.3 and Section 8.1, and there shall be no liability on the part of any party hereto; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

            7.3    Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby (it being understood that the Specified Company Expenses shall be applied to reduce the Company Equity Value pursuant to Section 2.2(b) of this Agreement). As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees payable to a Governmental Entity, all fees and expenses of legal counsel, accountants, investment bankers, banks, finders, financial advisors, brokers, appraisers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

            8.1    Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement, as the case may be, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including without limitation the provisions of Sections 5.5 and 5.6), the confidentiality provisions of Section 5.2 and all of the provisions of Section 7.2, Section 7.3 and Section 8.1, which shall survive termination.

            8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

      if to the Parent, Purchaser or Merger Sub, to

      Stage Stores, Inc.

      10201 Main Street

      Houston, Texas 77025

      Attention: Michael E. McCreery, CFO

      with a copy to

      McKinney & Stringer, P.C.

      101 North Robinson, Suite 1300

      Oklahoma City, Oklahoma 73102

      Attention: N. Martin Stringer, Esq.

      if to the Company, to

    PHC Retail Holding Company

    One Peebles Street

    South Hill, VA 23970

    Attention: Michael F. Moorman

    with a copy to

    McGuire Woods LLP

    One James Center

    901 East Cary Street

    Richmond, VA 23219-4030

    Attention: Joseph C. Carter, III, Esq.

            8.3    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Each Schedule qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty or covenant to which its relevance is reasonably apparent. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            8.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

            8.5    Entire Agreement; No Third Party Beneficiaries.

      This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement, and the other agreements to be executed as set forth in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

      This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Sections 2.2, 2.4, 5.5 and 5.6 may be enforced against Purchaser or the Surviving Corporation, as the case may be, by the Persons identified or described therein.
            8.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of Delaware.

            8.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            8.8    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            8.9    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other parties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

            8.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

            8.11    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

            8.12    Definitions. As used in this Agreement.

      "Alternative Transaction" means any of the following events: (i) the acquisition of Company by merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (any of the above, a "Business Combination Transaction") by any person other than the Purchaser, Merger Sub or any affiliate thereof (a "Third Party"), (ii) Company's acquisition of a Third Person in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 50% of the Company's outstanding capital stock immediately following such Business Combination Transaction or (iii) the acquisition by a Third Party of 20% or more of the outstanding shares of Company Common Stock or of 20% or more of the assets of Company and its Subsidiaries taken as a whole, in a single transaction or a series of related transactions.

      "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, incentive, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement including those disclosed on a Schedule to this Agreement or disclosed on an updated Schedule prepared by the Company prior to the Closing Date to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

      "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

      "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

      "Company Common Stock" means the Company Voting Common Stock and the Company Non-Voting Common Stock, collectively.

      "Company Non-Voting Common Stock" means the non-voting common stock, par value $0.01 per share, of the Company.

      "Company Voting Common Stock" means the voting common stock, par value $0.01 per share, of the Company.

      "Controlled Group" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

      "Good standing" means, when used with respect to the status of any corporation domiciled or doing business in a particular state, that such corporation has filed its most recent required annual report and (i) if a domestic corporation, has not filed articles of dissolution, and (ii) if a foreign corporation, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

      "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

      "Material Adverse Effect" means, with respect to the Parent or the Company, as the case may be, (x) any effect that is materially adverse to the business, assets, operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole respectively, other than any effect relating to (A) the United States or global economy or securities markets in general, (B) the announcement of this Agreement or the transactions contemplated hereby, (C) changes in applicable law or regulations or in GAAP or regulatory accounting principles, (D) general changes in the retailing business, or (E) with respect to the Company, any actions or inactions of the Parent and its Subsidiaries, provided that with respect to each of clauses (A), (C) and (D) that such effect is not materially more adverse with respect to the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, as the case may be, than the effect on comparable retailing businesses generally, and (y) any effect that materially impairs, materially delays or prevents consummation of the transactions contemplated hereby, including the Merger.

      "The other party" means, with respect to the Company, Parent and Purchaser and means, with respect to the Purchaser, the Company.

      "Permitted Liens" means (i) any Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) statutory carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto, and (v) in the case of the Company and its Subsidiaries, Liens granted in connection with their existing revolving credit facility.

      "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

      "SEC" means the Securities and Exchange Commission.

      "Specified Company Expenses" means the Merger Completion Bonuses and certain management, financial advisory and legal fees and expenses incurred by the Company and its Subsidiaries related to this Agreement or the transactions contemplated by this Agreement as listed on Schedule 8.12(p), as updated by the Company as of the Closing Date pursuant to Section 3.1(cc).

      "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

      "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions.

      "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund, and amended returns) relating to Taxes.

IN WITNESS WHEREOF, the Parent, Purchaser, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT STAGE STORES, INC.

By: _/s/ James Scarborough___________________

By: James Scarborough, President and CEO

PURCHASER SPECIALTY RETAILERS (TX) LP

By: SRI General Partner LLC

By: /s/ Michael E. McCreery

By: Michael E. McCreery, Manager

MERGER SUB STAGE ACQUISITION CORPORATION

By: /s/ Michael E. McCreery

Michael E. McCreery, President

COMPANY PHC RETAIL HOLDING COMPANY

By: /s/ Michael F. Moorman

Name:  Michael F. Moorman

Title:   Chairman, C.E.O.